Exhibit 3.1

ARTICLES OF INCORPORATION

OF

NEWMARKET CORPORATION

ARTICLE I

The name of the Corporation is NewMarket Corporation.

ARTICLE II

The purpose for which the Corporation is organized is the transaction of any or all lawful business not required to be specifically stated in these Articles.

ARTICLE III

The Corporation shall have authority to issue 80,000,000 shares of common stock, without par value (“Common Stock”), and 10,000,000 shares of preferred stock, without par value (“Preferred Stock”). The description of the Preferred Stock and the Common Stock, and the designations, preferences and voting powers of such classes of stock or restrictions or qualifications thereof shall be as follows:

A. Voting Powers

Except as otherwise required by the Virginia Stock Corporation Act or by the Board of Directors acting pursuant to subsection C of Section 13.1-707 of the Virginia Stock Corporation Act (the “VSCA”) (or any successor provision):

(1)	any corporate action by a voting group, except the election of directors, an amendment or restatement of these Articles, a merger, a share exchange, a sale or other disposition of all or substantially all of the Corporation’s property otherwise than in the usual and regular course of business, or the dissolution of the Corporation, shall be approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action at a meeting at which a quorum of such voting group exists;

(2)	directors shall be elected by a plurality of the votes cast by shares entitled to vote in the election at a meeting at which a quorum is present; and

(3)	the vote required to constitute approval of an amendment or restatement of these Articles, a merger, a share exchange, a sale or other disposition of all or substantially all of the Corporation’s property otherwise than in the usual and regular course of business, or the dissolution of the Corporation shall be a majority of all votes entitled to be cast by each voting group entitled to vote on such action.

B. Preferred Stock

The Board of Directors may determine the preferences, limitations and relative rights, to the extent permitted by the VSCA, of any class of shares of Preferred Stock before the issuance of any shares of that class, or of one or more series within a class before the issuance of any shares of that series. Each class or series shall be appropriately designated by a distinguishing designation prior to the issuance of any shares thereof. The Preferred Stock of all series shall have preferences, limitations and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, with those of shares of other series of the same class.

Prior to the issuance of any shares of a class or series of Preferred Stock, (1) the Board of Directors shall establish such class or series by adopting a resolution and by filing with the State Corporation Commission of the Commonwealth of Virginia (the “SCC”) articles of amendment setting forth the designation and number of shares of the class or series and the relative rights and preferences thereof, and (2) the SCC shall have issued a certificate of amendment.

C. Common Stock

(1) Voting Rights. The holders of the Common Stock shall have one (1) vote for each share of Common Stock held by them.

(2) Dividends. Subject to the rights of the holders of Preferred Stock, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation (other than Common Stock) or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions.

(3) Liquidation. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of Preferred Stock, the remaining assets and funds of the Corporation shall be distributed pro rata to the holders of Common Stock. For purposes of this Article III, the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a merger or share exchange involving the Corporation and one or more other corporations (whether or not the Corporation is the corporation surviving such merger or share exchange) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

D. Pre-Emptive Rights

No holder of shares of any class of the Corporation shall have any preemptive or preferential right to purchase or to subscribe to (1) any shares of any class of the Corporation, whether now or hereafter authorized; (2) any warrants, rights or options to purchase any such shares; or (3) any securities or obligations convertible into or exchangeable for any such shares or convertible into or exchangeable for warrants, rights or options to purchase any such shares.

ARTICLE IV

The number of directors shall be fixed in the Bylaws or, in the absence of a Bylaw fixing the number, the number shall be three.

ARTICLE V

(1) To the full extent that the VSCA, as it exists on that date hereof, or as hereafter amended, permits the limitation or elimination of the liability of Directors and officers, no Director or officer of the Corporation made a party to any proceeding shall be liable to the Corporation or its shareholders for monetary damages arising out of any transaction, occurrence or course of conduct, whether occurring prior or subsequent to the effective date of this Article V.

(2) To the full extent permitted by the VSCA as it exists on the date hereof, or as hereafter amended, the Corporation shall indemnify any person who is or was a party to any proceeding by reason of the fact that (a) he or she is or was a Director or officer of the Corporation, or (b) he or she is or was serving at the request of the Corporation as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him or her in connection with such proceeding. A person is considered to be serving an employee benefit plan at the Corporation’s request if his or her duties to the Corporation also impose duties on, or otherwise involve services by, him or her to the plan or to participants in or beneficiaries of the plan. The Board of Directors is hereby empowered, by a majority vote of a quorum of the disinterested Directors, to enter into a contract to indemnify any Director or officer in respect of any proceeding arising from any act or omission, whether occurring before or after the execution of such contract.

(3) The Board of Directors is hereby empowered, by majority vote of a quorum of the disinterested Directors, to cause the Corporation to indemnify or contract to indemnify any person not specified in subsection (a) or (b) of Section 2 of this Article V who was, is or may become a party to any proceeding, by reason of the fact that he or she is or was an employee, agent or consultant of the Corporation, or is or was serving at the request of the Corporation as an employee, agent or consultant of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in subsection (b) of Section 2 of this Article V.

(4) The provisions of this Article V shall be applicable to all proceedings commenced after the effective date hereof arising from any act or omission, whether occurring before or after such effective date. No amendment or repeal of this Article V shall have any effect on the rights provided under this Article V with respect to any act or omission occurring prior to such amendment or repeal. The Corporation shall promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligation to make any indemnity under this Article V and shall pay or reimburse promptly all reasonable expenses, including attorneys’ fees, incurred by such Director or officer in connection with such actions and determinations or proceedings of any kind arising therefrom.

(5) In the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to this Article V shall be made by special legal counsel agreed upon by the Board of Directors and the applicant. If the Board of Directors and the applicant are unable to agree upon such special legal counsel, the Board of Directors and the applicant each shall select a nominee, and the nominees shall select such special legal counsel. Every reference herein to Directors, officers, trustees, partners, employees, agents or consultants shall include former Directors, officers, trustees, partners, employees, agents or consultants and their respective heirs, executors and administrators. The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Article V on the Board of Directors shall not be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such person under the provisions of this section. Such rights shall not prevent or restrict the power of the Corporation to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, bylaws, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the Directors of the Corporation shall be a party to or beneficiary of any such agreements, bylaws or arrangements); provided, however, that any provision of such agreements, bylaws or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Article V or applicable laws of the Commonwealth of Virginia.

6. Each provision of this Article V shall be severable and an adverse determination as to any such provision shall in no way affect the validity of any other provision.

7. Unless otherwise defined, terms used in this Article V shall have the definitions assigned to them in the VSCA, as it exists on the date hereof or as hereafter amended.

ARTICLE VI

Article 14 and Article 14.1 of Chapter 9 of Title 13.1 of the Code of Virginia shall not apply to the Corporation.

ARTICLE VII

The initial registered office of the Corporation is Hunton & Williams LLP, Riverfront Plaza, East Tower, 951 E. Byrd Street, City of Richmond, Virginia 23219-4074. The initial registered agent of the Corporation is Louanna O. Heuhsen, Esq., a Virginia resident and a member of the Virginia State Bar whose business office is identical with the Corporation’s initial registered office.

/s/ Louanna O. Heuhsen
Louanna O. Heuhsen, Incorporator

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